INVESTMENT BANKING ADVISOR AGREEMENT

      Agreement dated as of March 28, 1996 by and between LMI ACQUISITION CORP., a Delaware corporation (the "Company") and AMERICAN MAPLE LEAF FINANCIAL CORPORATION ("AMLF").

                                   BACKGROUND

      The Company is a privately held company whose primary business is the origination and servicing of insurance premium finance contracts. The Company seeks to become a publicly held reporting company with the Securities and Exchange Commission at some time within the intermediate term. AMLF is a financial services firm in the business of advising its clients relative to public finance issues, going public transactions, and providing its private and publicly-traded corporate clients with investor/broker relations and investment banking advice. The Company desires to engage AMLF to perform financial consulting and investment banking services and AMLF desires to perform such services pursuant to the terms hereof.

                                    AGREEMENT

      1. Services.

            (a) Investment Banking Services. AMLF shall provide investment counseling services with respect to the material aspects of becoming a publicly held company. These services shall also include using its best efforts to introduce the Company to institutions, brokers, and other investment bankers that may be interested in either participating in a public offering for the Company, or assisting or facilitating in a public or private placement of securities on behalf of the Company.

            (b) Organizational Efforts. AMLF has been instrumental in organizing and structuring the various acquisitions and business combinations pursuant to which the Company has recently acquired Gold Coast Finance, Inc., National-Wide Premium Finance Corp. and Traffic Violations Legal Services Protection Corporation (in the aggregate, the "Target Companies"). AMLF is also being engaged to use its best efforts to introduce the Company to entities, individuals and/or institutions which may from time to time be engaged to provide financing in connection with a private placement transaction to be undertaken in connection with the acquisition of the Target Companies.

            (c) Financial Relation Services. AMLF shall, on a non-exclusive basis, perform financial and public relations services including but not limited to the preparation and distribution of information concerning the Company to its stockholders and the general introduction of the Company to the financial brokerage community.

      2. Authorization. The Company authorizes AMLF on a non-exclusive basis to act as an agent of the Company for the purpose of performing the services provided for hereunder.

      3. Consideration. In consideration for the services rendered and to be rendered hereunder, AMLF shall receive the following securities and other payments from the Company:

            (i) Upon the closing of the acquisition by the Company of the outstanding capital stock in the "Target Companies", 300,000 shares of the common stock of the Company;

            (ii) that number of shares of the common stock of the Company as shall equal the difference between 1,000,000 and that number of shares of common stock to be issued by the Company upon conversion of the convertible preferred stock that is to be issued in accordance with Section 8.2 (up to a maximum of $2,300,000 of net proceeds as set forth in Section 8.2) of the Plan of Reorganization between the Company and Gold Coast Finance, Inc. ("Plan of Reorganization"). By way of further explanation, the Company is undertaking the concurrent acquisition of the Target Companies pursuant to which the Company has agreed to undertake a private placement offering of up to $2.3 million of convertible preferred stock (the "Private Placement"). Included within the $2.3 million of convertible preferred stock to be offered will be shares of convertible preferred stock offered to accredited and other third party investors (that bear a sales price and conversion rate of approximately $4.00 per share). Also included within the Private Placement will be shares of convertible preferred stock that may be exchanged by the Company with existing non-affiliated creditors. These shares of preferred stock are anticipated to bear a sales price and conversion rate of approximately $3.00 per share. It is intended by the parties hereto that AMLF shall in consideration for its efforts in connection with such private placement, be entitled upon completion of the Private Placement to


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

that number of shares of the Company's common stock as are equal to the difference between 1,000,000 and that number of shares of common stock into which the convertible preferred stock sold in the Private Placement and offered to non-affiliated creditors will be convertible;

            (iii) once a registration statement has been filed with the Securities and Exchange Commission the purpose of which is to register shares of the Company, AMLF shall receive an investment banking fee of $3,000 per month for the balance of the term of this Agreement.

            In the event that the Historic Acquiror Stockholders surrender a pro-rata amount of shares under paragraph 8.3 of the Plan of Reorganization, the number of shares to be received under each of subsections 3(i) and 3(ii) above shall similarly be reduced on a pro-rata basis.

            Inasmuch as AMLF is an independent contractor and not an employee of the Company, it shall pay all federal, state and local taxes with respect to the compensation received hereunder.

      4. Rights of First Refusal on Financings During Term. During the term hereof, AMLF shall have a preferential right of refusal to secure any future debt or equity financings on behalf of the Company. Should the Company seek to undertake any debt or equity financings during the term hereof, then the Company must first provide AMLF with written notification to that effect (the "Notification"), which Notification must specify the proposed terms of the debt or equity financings desired and the compensation anticipated to be paid to the third party providing such financing. AMLF shall then have sixty (60) days in which to secure such debt or equity financings on terms acceptable to the Company. If AMLF is unable to do so, then the Company shall have the right to secure the debt or equity financings from any third party. In the event, however, that the debt or equity financings to be secured from a third party are on terms materially different than those proposed in the Notification, then, and in that event, the Company shall, prior to securing any such debt or equity financings from such third party, provide a written explanation of the terms thereof to AMLF and provide AMLF with an additional period of sixty (60) days in which to secure debt or equity financings on those terms. If AMLF is unable to do so within said sixty day period, then the Company is free of any restrictions of this subparagraph to pursue the debt or equity financings proposed accordingly. To the extent


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

that AMLF is able to secure for the Company any such debt or equity financings, AMLF shall receive the compensation in substantially the same amount and character as was identified within the Notification.

      5. Registration Right. The Company will grant AMLF "piggyback registration rights" for shares issuable pursuant to Section 3 of this Agreement in the manner set forth below. If the Company at any time proposes for any reason to register any of its securities under the Securities Act of 1933 (the "Securities Act") (other than pursuant to a registration statement on Form S-8, S-4 or similar or successor form), it shall each such time promptly give written notice to AMLF of its intention to do so, and, upon written request, given within thirty (30) days after receipt of any such notice, use its best efforts to cause all shares of common stock of the Company currently held by AMLF, (the "Shares"), to be registered under the Securities Act promptly upon receipt of the written request of AMLF for such registration, all to the extent requisite to permit the sale or other disposition by AMLF of the Shares so registered. In the event that the proposed registration by the Company is, in whole or in part, an underwritten public offering of such securities of the Company, any request pursuant to this Section to register the Shares may specify that such Shares are to be included in the underwriting on the same terms and conditions as the shares of common stock held by Stockholders other than AMLF (the "Other Shares"), if any, otherwise being sold through underwriters under such registration or provided, however, that if the managing underwriter determines and advises in writing that the inclusion of all Shares proposed to be included in the underwritten public offering the Other Shares would interfere with the successful marketing (including pricing) of such securities, then the number of Shares and Other Shares to be included in such underwritten public offering shall be reduced first, pro rata among the holders of other Shares, and second, if necessary, pro rata by the Shares, based upon the number of Shares requested by AMLF thereof to be registered in such underwritten public offering.

      6. Standard of Conduct. AMLF shall at all times conduct itself, both respect to its activities under this Agreement and with respect to its business activities generally, in compliance with all applicable federal and state securities laws.

      7. Term. The term of this Agreement shall be for three year from the date of this Agreement.


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

      8. Expenses. The Company shall reimburse AMLF for all reasonable out-of-pocket expenses, including but not limited to printing, travel, long distance telephone charges, postage and press release costs; any expense exceeding $1,000 shall require the prior approval of the Company. The Company agrees to reimburse AMLF within 30 days from the date that AMLF presents the Company with any expense invoice and supporting documentation.

      9. Confidential Information. During the course of providing its services to the Company, AMLF will have access to information concerning the Company and its prospects that the Company considers to be of a confidential nature. AMLF agrees to keep such information confidential and further agrees not to engage either directly or indirectly in any buying or selling of the Company's securities while in possession of such confidential information. Without the prior consent of the Company, neither AMLF nor any of its representatives will disclose to any person any confidential information except to the extent that disclosure of this information may be made in a filing required by the Securities Exchange Act of 1934 or, in the written opinion of counsel to the Company, it is required to make such disclosure pursuant to the Exchange Act and the rules and regulations promulgated thereunder, provided that prior to any such disclosure, AMLF shall first give the Company a reasonable opportunity to review the proposed disclosure and to comment thereon.

      10. Independent Contractor. AMLF acts hereunder as an independent contractor to the Company and shall not be considered an agent of the Company for any purposes other than those expressly set forth in this Agreement. Neither party to this Agreement is granted any right or authority to assume or create any obligation or liability, expressed or implied, on behalf of the other or to bind the other in any manner whatsoever.

      11. Indemnification. AMLF agrees to indemnify and hold harmless the Company from and against any and all lawsuits, claims, cost, damages, liabilities, expenses, judgements and settlements in connection with or arising from any of its acts which are in violation of any of the provisions contained within this Agreement.

            The Company shall conversely indemnify AMLF and its agents and employees from and against any and all losses, claims, cost, damages, liabilities, expenses, judgments and settlements in connection with or arising from any information provided by the Company to AMLF upon which AMLF relied in the performance of its


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

duties under this Agreement, and such information is not accurate at the time it was provided, or subject to subsequent modification without notification being provided to AMLF to that effect.

      12. Assignment. Neither party may assign its rights or obligations hereunder without the written consent of the other party.

      13. Entire Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof. This Agreement may be amended only in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      14. Notices. All notices, requests, demands, consents or other communications under this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, or by personal delivery (including delivery by a nationally recognized courier service) as follows:

        To the Company prior to the acquisition of the Target Companies:

                              LMI ACQUISITION CORP.
                           401 City Avenue, Suite 725
                              Bala Cynwyd, PA 19004

                          Attention: Mr. David Alperin

          To the Company after the acquisition of the Target Companies:

                              LMI ACQUISITION CORP.
                             16853 N.E. Second Ave.
                            N. Miami Beach, FL 33162

                          Attention: Mr. Mark Margolis


                                 With copies to:

                              Mark Pachman, Esquire
                             NASON, GILDAN, YEAGER,
                              GERSON & WHITE, P.A.
                           United National Bank Tower
                           1645 Palm Beach Lakes Blvd.
                                   Suite 1200


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

                            West Palm Beach, FL 33401

                                    To AMLF:

                          AMERICAN MAPLE LEAF FINANCIAL
                                   CORPORATION
                           401 City Avenue, Suite 725
                              Bala Cynwyd, PA 19004

                           Attention: Mr. Andrew Panzo


                                 With copies to:

                          Nina L.S. Burnaford, Esquire
                            BUCHANAN INGERSOLL, P.C.
                                Two Logan Square
                               18th & Arch Streets
                             Philadelphia, PA 19103

or to such other addresses as may be specified by notice given in accordance with this Section.

      15. Governing Law. This Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware without application of the principles of conflicts of law thereunder.

            IN WITNESS WHEREOF, the parties, intending to be legally bound hereunder, have executed this Agreement as of the date first above written.

                                             AMERICAN MAPLE LEAF FINANCIAL
                                                      CORPORATION


                                        By: /s/ Andrew Panzo
                                           ------------------------------------
                                             Andrew Panzo
                                             (An Authorized Officer)


                                             LMI ACQUISITION CORP.


                                        By: /s/ David Alperin
                                           ------------------------------------
                                              David Alperin,
                                              Secretary, Treasurer
                                              (An Authorized Officer)


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